Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 692-7200
Park-Ohio Reports Continued Growth in Sales and Profit
in Second Quarter 2005
     CLEVELAND, OHIO, July 27, 2005 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its second quarter ended June 30, 2005.
SIX MONTHS RESULTS
     Park-Ohio reported net income of $13.7 million or $1.21 per share dilutive for the first six months of 2005, a 10% increase on net income of $12.5 million or $1.12 per share dilutive in the same period of 2004. Park-Ohio reported net sales of $457.7 million for the first six months of 2005, a 16% increase on net sales of $393.3 million in the same period of 2004.
SECOND QUARTER RESULTS
     Park-Ohio reported net income of $7.5 million or $.66 per share dilutive for the second quarter of 2005, a 12% increase on net income of $6.7 million or $.60 per share dilutive in the same period of 2004. Park-Ohio reported net sales of $228.8 million for second quarter 2005, a 14% increase on net sales of $200.9 million in the same quarter of 2004.
      Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We continue to generate solid revenue growth due to robust activity in most of our end markets. Margins increased in the second quarter as a result of our pricing and cost reduction initiatives. These improved business trends give us confidence that we will perform toward the high end of our previously announced EPS guidance range of $2.00 to $2.30 per share dilutive for the year 2005.”
     A conference call reviewing Park-Ohio’s second quarter results will be broadcast live over the Internet on Thursday, July 28, commencing at 1:30 pm Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$228,795	$200,908	$457,678	$393,278
Cost of products sold	193,429	167,256	387,216	329,388

Gross profit	35,366	33,652	70,462	63,890
Selling, general and administrative expenses	20,428	19,755	42,079	37,452

Operating income	14,938	13,897	28,383	26,438
Interest expense	6,715	6,196	13,174	12,332

Income before income taxes	8,223	7,701	15,209	14,106
Income taxes	710	1,035	1,509	1,626

Net income	$7,513	$6,666	$13,700	$12,480

Amounts per common share:
Basic	$0.69	$0.63	$1.26	$1.18
Diluted	$0.66	$0.60	$1.21	$1.12

Common shares used in the computation
Basic	10,886	10,603	10,880	10,584
Diluted	11,348	11,164	11,363	11,129

Other financial data:
EBITDA, as defined	$19,531	$17,884	$37,515	$34,426

Note A—The effective income tax rate for the first six months of 2005 is less than the statutory Federal income tax rate due primarily to the recognition of net operating loss carryforwards.
Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$7,513	$6,666	$13,700	$12,480
Add back:

Income taxes	710	1,035	1,509	1,626
Interest expense	6,715	6,196	13,174	12,332
Depreciation and amortization	4,429	3,937	8,876	7,904
Miscellaneous	164	50	256	84

EBITDA, as defined	$19,531	$17,884	$37,515	$34,426

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	June 30	December 31
	2005	2004
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$1,483	$7,157
Accounts receivable, net	154,656	145,475
Inventories	190,722	177,294
Other current assets	14,240	14,593

Total Current Assets	361,101	344,519

Property, Plant and Equipment	235,606	229,494
Less accumulated depreciation	125,191	118,821

Total Property Plant and Equipment	110,415	110,673
Other Assets
Goodwill	82,442	82,565
Net assets held for sale	1,799	3,027
Other	69,424	69,238

Total Other Assets	153,665	154,830

Total Assets	$625,181	$610,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$90,405	$108,868
Accrued expenses	64,331	60,003
Current portion of long-term liabilities	7,540	5,812

Total Current Liabilities	162,276	174,683

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	135,600	120,600
Other long-term debt	5,524	4,776
Other postretirement benefits and other long-term liabilities	26,098	27,570

Total Long-Term Liabilities	377,222	362,946

Shareholders’ Equity	85,683	72,393

Total Liabilities and Shareholders’ Equity	$625,181	$610,022

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
NET SALES

ILS	$129,515	$114,849	$256,402	$231,114
Aluminum Products	43,094	28,269	85,984	55,850
Manufactured Products	56,186	57,790	115,292	106,314

	$228,795	$200,908	$457,678	$393,278

INCOME BEFORE INCOME TAXES

ILS	$8,271	$8,269	$16,475	$17,478
Aluminum Products	3,481	2,744	5,904	4,331
Manufactured Products	5,949	5,229	11,762	8,521

	17,701	16,242	34,141	30,330
Corporate and Other Costs	(2,763)	(2,345)	(5,758)	(3,892)
Interest Expense	(6,715)	(6,196)	(13,174)	(12,332)

	$8,223	$7,701	$15,209	$14,106